Exhibit 5.1

                              Opinion Re: Legality


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                              Lillick & Charles LLP
                                Attorneys at Law
                             Two Embarcadero Center
                          San Francisco, CA 94111-3996
                                 (415) 984-8200

                                 April 20, 2000

rfaye@lillick.com                                                   415.984.8365






North Bay Bancorp
1500 Soscol Avenue
Napa, California 94559

Ladies and Gentlemen:

With reference to the Registration Statement on Form SB-2 filed by North Bay Bancorp ("North Bay") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 27,273 additional shares of North Bay Common Stock, no par value, (the "Shares") to be issued in connection with the public sale of the Shares by North Bay in connection with the shares carried forward from Registration Statement No. 333-93365:

We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Prospectus contained in the Registration Statement and Registration Statement No. 333-93365, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and any amendments thereto, and the use of our name under the caption "Legal Matters" in the Registration Statement, and any amendments threat, and in the Prospectus included therein.

                                                      Very truly yours,


                                                      /s/ Lillick & Charles LLP

                                                      LILLICK & CHARLES LLP